Exhibit 99.1
news release

January 14, 2016

Thompson Creek Reports 2015 Production Results and Announces 2016 Guidance

Denver, Colorado - Thompson Creek Metals Company Inc. (NYSE: TC) (TSX: TCM) (“Thompson Creek” or the “Company”) announced today production and sales results for the three and twelve months ended December 31, 2015. Total concentrate production for Mount Milligan for the three months ended December 31, 2015 was 39.1 thousand dry tonnes, with 19.5 million pounds of payable copper and 58.3 thousand ounces of payable gold, which represents an increase of approximately 8% and 42%, respectively, from payable copper and gold production for the three months ended December 31, 2014. Total concentrate production for Mount Milligan for the twelve months ended December 31, 2015 was 140.7 thousand dry tonnes, with 71.4 million pounds of payable copper and 218.1 thousand ounces of payable gold, which represents increases of approximately 11% and 23%, respectively, from payable copper and gold production for the twelve months ended December 31, 2014.

During the three and twelve months ended December 31, 2015, the Company completed three and fifteen shipments of copper and gold concentrate, respectively, and recognized three and fifteen sales, respectively.

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Fiscal Year 2015
Copper and Gold
Mount Milligan Mine
Average Daily Mill Throughput (tonnes)	39,569	44,940	44,077	48,176	44,214
Mill Availability (%)	87.3%	91.2%	90.2%	90.6%	89.8%

Copper ore grade (%)	0.26%	0.28%	0.25%	0.27%	0.26%
Copper recovery (%)	79.3%	85.5%	76.1%	79.3%	80.2%
Copper payable production (million lbs)	15.4	20.2	16.3	19.5	71.4
Copper sold (million lbs)	14.8	21.2	24.4	16.1	76.5

Gold ore grade (g per tonne)	0.63	0.65	0.64	0.63	0.64
Gold recovery (%)	66.7%	72.7%	67.3%	67.3%	68.6%
Gold payable production (000's ounces)	46.1	59.9	53.8	58.3	218.1
Gold sold (000's ounces)	36.8	57.9	75.4	51.8	221.9

Molybdenum Sold
Company Mines
Molybdenum sold (million lbs)	2.5	0.6	0.6	0.2	3.9
Third-Party Sourced	1.8	1.6	2.4	2.4	8.2
Total Molybdenum Sold (million lbs)	4.3	2.2	3.0	2.6	12.1

“We are very pleased with our 2015 achievements, including our company-wide safety performance and operational performance at the Mount Milligan Mine,” said Jacques Perron, President and Chief Executive Officer of Thompson Creek. “Our safety performance improved tremendously compared to previous years, which is directly attributable to the hard work and dedication of our employees. We praise all of our employees as they have embraced our objective to make Thompson Creek one of the safest mining companies in the industry.”

During December, average daily mill throughput at the Mount Milligan Mine was 51,677 tonnes, with an average of 45,097 tonnes during the first half of the month and 57,847 tonnes during the second half of the month. Additionally, average daily mill throughput for the last week of December was 61,212 tonnes, with the highest day in December of 64,478 tonnes. To date in January, daily mill throughput has averaged 59,862 tonnes. The Company expects mill throughput to fluctuate from time to time due to maintenance shutdowns and other operational matters, and results for any period are not necessarily indicative of future results.

“At the Mount Milligan Mine, we achieved our goal and completed the ramp up process at year-end 2015 with average daily mill throughput above 60,000 tonnes,” said Mr. Perron. “This is a great achievement and we thank all of our employees for their tenacity during this two-year endeavor. We look forward to continuing to optimize the operation and expect to make a decision on the construction of the permanent secondary crusher during the first quarter of 2016.”

Mr. Perron continued, “We expect to announce our 2015 financial results in late February, and anticipate our 2015 unit cash cost at the Mount Milligan Mine on a by-product basis to be at the low end of guidance.”

The table below reflects the Company’s production and cost guidance for fiscal year 2016. The payable production estimates are based on the 2016 mine plan at the Mount Milligan Mine. Based on recent and continuing weakness in the copper price and the relative strength of the gold price, together with management’s expectations of metals prices in 2016, the mine plan will emphasize production from zones with a higher gold grade.

2016 Production and Cash Cost Guidance (1) (2)	Year Ending December 31, 2016 (Estimated)
Mount Milligan Mine Copper and Gold
Concentrate production (000's dry tonnes)	125 - 135
Copper payable production (000's lb)	55,000 - 65,000
Gold payable production (000's oz)	240 - 270
Unit cash cost - By-product ($/payable lb copper produced): (3)	$0.25 - $0.70
Cash Capital Expenditures ($ in millions, plus or minus 10%):
Mount Milligan operations	$5
Mount Milligan tailings dam	$20
Mount Milligan secondary crusher (4)	$27
Total capital expenditures	$52
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(1)	Estimates for cash costs and capital expenditures assume an average foreign exchange rate of US$1.00 = C$1.35 for 2016.

(2)	The Company’s molybdenum business is assumed to be at or near cash neutral, including capital expenditures.

(3)	Assumes gold by-product credits at a weighted average gold price of $750/oz, which takes into account the $435/oz under the Royal Gold Agreement.

(4)	If the Company moves forward with the construction of the permanent secondary crusher in 2016, this amount is expected to increase by approximately $20 million.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a North American mining company. The Company’s principal operating property is its 100%-owned Mount Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia. The Company’s molybdenum assets consist of its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and its Langeloth Metallurgical Facility in Pennsylvania. The Company’s development project is the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release, other than purely historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and applicable Canadian securities legislation and are intended to be covered by the safe harbor provided by these regulations. These forward-looking statements can, in some cases, be identified by the use of such terms as "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions.  Our forward-looking statements may include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; future liquidity; future safety performance; future production, sales, cash costs, and capital expenditures; future earnings and operating results; future prices of gold and copper; expected financial and operating results of the molybdenum business; expected unit cash costs, as compared to previously issued guidance; and expectations regarding the optimization of Mount Milligan Mine and timing of a decision regarding construction of a permanent secondary crusher.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in our 2014 Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com